                                 EXHIBIT (12)

                            HELLER FINANCIAL, INC.

                       COMPUTATION OF RATIO OF EARNINGS
            TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                  1998  1997  1996  1995  1994
                                                  ----  ----  ----  ----  ----
                                                     (dollar amounts in
                                                         millions)
Net income before income taxes and minority
 interest........................................ $290  $233  $183  $181  $174
Add-Fixed charges
  Interest and debt expense......................  624   516   452   464   336
  One-third of rentals...........................   11     8     7     7     6
                                                  ----  ----  ----  ----  ----
    Total fixed charges..........................  635   524   459   471   342
                                                  ----  ----  ----  ----  ----
Net income as adjusted...........................  925   757   642   652   516
                                                  ----  ----  ----  ----  ----
Ratio of earnings to fixed charges............... 1.46x 1.44x 1.40x 1.38x 1.51x
                                                  ====  ====  ====  ====  ====
Preferred stock dividends on a pre-tax basis..... $ 31  $ 21  $ 13  $ 14  $ 14
    Total combined fixed charges and preferred
     stock dividends.............................  666   545   472   485   356
                                                  ----  ----  ----  ----  ----
Ratio of earnings to combined fixed charges and
 preferred stock dividends....................... 1.39x 1.39x 1.36x 1.34x 1.45x
                                                  ====  ====  ====  ====  ====

  For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends, "earnings" includes income before income taxes, minority interest and fixed charges. "Combined fixed charges and preferred stock dividends" includes interest on all indebtedness, one third of annual rentals (approximate portion representing interest) and preferred stock dividends on a pre-tax basis.